EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $0.001 per share, of Brightcove Inc., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: February 9, 2015

Tenzing Global Management LLC

By:	/s/ Chet Kapoor
Chet Kapoor
Managing Partner of Tenzing Global Management LLC

Tenzing Global Investors LLC

By:	/s/ Chet Kapoor
Chet Kapoor
Managing Partner of Tenzing Global Investors LLC

Tenzing Global Investors Fund I LP
By:	Tenzing Global Investors, LLC, its General Partner

By:	/s/ Chet Kapoor
Portfolio Manager of Tenzing Global Investors Fund I LP

/s/ Chet Kapoor
Chet Kapoor